Exhibit (h)(9)

BOARD RESOLUTIONS REGARDING EXPENSE LIMITATION ARRANGEMENTS

The following resolutions were duly adopted by the Board of Trustees of the Registrant and have not been modified or rescinded:

CONSIDERATION OF EXPENSE CAP ARRANGEMENTS

LEGG MASON PARTNERS VARIABLE EQUITY TRUST

NY Life VIT Fund of Funds:

WHEREAS: The Manager has agreed to waive fees and/or reimburse operating expenses (other than interest, brokerage commissions, dividend expense on short sales, taxes, extraordinary expenses and acquired fund fees and expenses) to the extent necessary so that the total annual operating expenses (with the foregoing exclusions) for each class of the Funds would not exceed the amounts specified below, subject to recapture as described below:

RESOLVED: That the Board approves and agrees to this arrangement, subject to the following:

∙That this arrangement will continue for each Fund until December 31, 2021, unless modified or terminated prior to that date by agreement of the Manager and the Board, and that this arrangement may be terminated at any time after such date by the Manager;

∙That the arrangement may be modified by the Manager to decrease total annual operating expenses of a class or a Fund at any time;

∙That the Manager is permitted to recapture any such amounts waived or reimbursed to a class of a Fund during the same fiscal year in which the Manager earned the fee or incurred the expense if the class' total annual operating expenses have fallen to a level below the limit described above; and

∙That in no case will the Manager recapture any amount that would result, on any particular business day of a Fund, in the class' total annual operating expenses exceeding the limit described above or any other lower limit then in effect; and further

RESOLVED: That the officers of the Trust, acting singly or jointly, are hereby authorized to update each Fund's Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments and applicable filings to reflect the foregoing resolutions and to include such other revisions as the officers may deem appropriate; and further

RESOLVED: That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as they shall approve in their discretion, in each case as conclusively evidenced by their actions or signatures.

Fund Name	Class I Limit %	Class II Limit %
Aggressive Model Portfolio	0.23	0.48
Moderately Aggressive Model Portfolio	0.21	0.46

Moderate Model Portfolio	0.21	0.46
Moderately Conservative Model Portfolio	0.23	0.48
Conservative Model Portfolio	0.23	0.48

Variable Annuity Funds:

RESOLVED: With respect to the Trust, on behalf of each applicable Fund of the Trust, that the waiver of fees and/or reimbursement, as applicable, of operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the Summary Prospectus, the Prospectus and the Statement of Additional Information for a Fund) to the amounts as presented to and described at this meeting, subject to recapture terms as presented to and described at this meeting and in such Summary Prospectus, the Prospectus and the Statement of Additional Information, are hereby approved; and further

RESOLVED: That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to update the Summary Prospectus, the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as such officers may deem appropriate; and further

RESOLVED: That the officers of the Trust, acting singly or jointly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as such officers shall approve in their reasonable discretion, in each case as conclusively evidenced by their actions or signatures.

Fund Name	Share Class	Cap Level (%)	Expiration Date
ClearBridge Variable Aggressive Growth Portfolio*	I	0.90	12/31/21
	II	1.15	12/31/21
ClearBridge Variable Appreciation Portfolio*	I	0.80	12/31/21
	II	1.05	12/31/21
ClearBridge Variable Dividend Strategy Portfolio*	I	0.80	12/31/21
	II	1.05	12/31/21
ClearBridge Variable Large Cap Growth Portfolio*	I	0.80	12/31/21
	II	1.05	12/31/21
ClearBridge Variable Large Cap Value Portfolio*	I	0.80	12/31/21
	II	1.05	12/31/21
ClearBridge Variable Mid Cap Portfolio*	I	0.85	12/31/21
	II	1.10	12/31/21
ClearBridge Variable Small Cap Growth Portfolio*	I	1.00	12/31/21
QS Legg Mason Dynamic Multi-Strategy VIT Portfolio1	II	1.25	12/31/21
	I	1.05	12/31/21
QS Variable Conservative Growth2	II	1.30	12/31/21
	I	0.20	12/31/21
QS Variable Moderate Growth2	II	0.45	12/31/21
	I	0.20	12/31/21
QS Variable Growth2	II	0.45	12/31/21
	I	0.20	12/31/21
	II	0.45	12/31/21

*Standard - The expense cap arrangements stated for the fund do not include the following expenses that may be incurred by the fund: interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses

1 other than interest, brokerage, taxes and extraordinary expenses

2 other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses (fees and expenses of underlying funds)

The expense cap arrangements will continue for the applicable Fund until the date specified above, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and that this arrangement may be terminated at any time after such date by LMPFA. The expense cap arrangement is subject to the following: that the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time; that LMPFA is permitted to recapture amounts waived or reimbursed to the Fund within the fiscal year in which LMPFA earned the fee or incurred the expense if the Fund's total annual operating expenses have fallen to a level below the limit described above; and that in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund's total annual operating expenses exceeding the limit described above or any other limit then in effect. In addition, for ClearBridge Funds (excluding ETFs), the Fund's management fee will be waived to an extent sufficient to offset any net management fee payable in connection with an investment in an affiliated money market fund. This management fee waiver is not subject to the recapture provision.

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